UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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AFFYMETRIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFYMETRIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2006

TO OUR STOCKHOLDERS:

The 2006 annual meeting of stockholders of Affymetrix, Inc. will be held on Thursday, June 15, 2006, beginning at 4:00 p.m., local time, at 3380 Central Expressway, Santa Clara, California 95051, for the following purposes:

1.     To elect eight directors to serve until the next annual meeting of stockholders or until their successors are elected;

2.     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.     To transact such other business as may properly come before the meeting or any postponement or adjournment.

These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors has fixed the close of business on April 20, 2006, as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

By Order of the Board of Directors,
BARBARA A. CAULFIELD
Secretary

Santa Clara, California
May 10, 2006

AFFYMETRIX, INC.
3420 CENTRAL EXPRESSWAY
SANTA CLARA, CALIFORNIA 95051
(408) 731-5000

PROXY STATEMENT FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Affymetrix, Inc. for use at our 2006 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

These proxy solicitation materials were mailed on or about May 10, 2006, together with our 2005 Annual Report to Stockholders and our Form 10-K, to all stockholders of record at the close of business on April 20, 2006.

ABOUT THE MEETING

When and where is the meeting being held?

Our annual meeting of stockholders for 2006 is being held on Thursday, June 15, 2006, beginning at 4:00 p.m., local time, at 3380 Central Expressway, Santa Clara, California 95051.

What is the purpose of the annual meeting?

At our 2006 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

•       the election of directors;

•       the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

•       any other matters that may properly be presented at the meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on April 20, 2006, the record date for the meeting. At the close of business on that date 67,452,502 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

How do I vote?

You can vote in person at the meeting or you can vote by proxy by completing and signing the accompanying proxy card and returning it to us. To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you are a registered stockholder and attend the meeting you may deliver your completed proxy card in person. If your shares are held in street name and you wish to vote at the meeting you will need to obtain a proxy from the institution that holds your shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may revoke it or change your vote at any time before the proxy is exercised by delivering to our Corporate Secretary either a written notice of revocation or a duly executed proxy card bearing a later date or time, or by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares through a bank or brokerage firm you may revoke a previously granted proxy or change previously given voting instructions by contacting the bank or brokerage firm, or by obtaining a legal proxy from the bank or brokerage firm and voting at the meeting.

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 67,452,502 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 33,726,252 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you are present in person at the meeting, or have properly submitted a proxy card. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

The election of directors requires a plurality of the votes cast “for” the election of directors. “Plurality” means that the eight nominees who receive the highest number of votes will be elected as directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote except to the extent that the failure to vote for an individual results in another individual receiving a higher number of shares.

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for the particular matter, they will have the same effect as negative votes or votes against that matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote they will have no effect on the outcome other than by reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

“FOR” the election of the eight directors; and

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

When will the voting results be announced?

The voting results will be announced at the meeting and published in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2006.

Is Affymetrix paying the cost of this proxy solicitation?

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. In addition, we have hired MacKenzie Partners, Inc. to serve as proxy solicitor. We will pay MacKenzie Partners a fee of $5,000, plus reasonable expenses, for these services.

Is the meeting being webcast?

Yes. If you choose to listen to the webcast, go to our website (www.affymetrix.com), in the Investors section, before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast until June 15, 2007.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

The current members of the Board are the eight nominees set forth in Proposal No. 1 below under the heading “Election of Directors.” Each of the current members has been nominated to stand for re-election at our annual meeting. Ms. Susan E. Siegel resigned from the Board on April 19, 2006.

Is a majority of the directors independent?

Yes. As required by the listing standards of the National Association of Securities Dealers, or NASD, and our Corporate Governance Guidelines, a majority of the Board is “independent” as defined by the listing standards of the NASD. The Board is required to make an affirmative determination at least annually as to the independence of each director. The Board has determined that seven of its members (Paul Berg, Ph.D., Susan D. Desmond-Hellmann, M.D., M.P.H., John D. Diekman, Ph.D., Vernon R. Loucks, Jr., David B. Singer, Robert H. Trice, Ph.D. and John A. Young) are independent. As required by NASD listing standards and our Corporate Governance Guidelines, the independent directors hold regularly scheduled meetings at which only independent directors are present.

How often did the Board meet in 2005?

The Board held four meetings in 2005. Under our Corporate Governance Guidelines directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all Board meetings and meetings of each committee on which they serve and to prepare themselves for those meetings. During 2005, each of our directors attended at least 75% of the aggregate of the meetings of the Board and each committee on which he or she served, except for Dr. Desmond-Hellmann. Absent a previously scheduled meeting for

Dr. Desmond-Hellmann (scheduled prior to her joining the Board), Dr. Desmond-Hellmann would have attended at least 75% of the meetings of the Board.

Does Affymetrix have a policy with respect to attendance of directors at the annual meeting of stockholders?

Under our Corporate Governance Guidelines directors are encouraged to attend our annual meeting of stockholders. Five of the directors who were members of the Board at that time attended last year’s annual meeting.

What is the role of the Board’s committees?

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, the Board has established a committee to oversee transactions between Perlegen Sciences, Inc. and Affymetrix. Under our Corporate Governance Guidelines, committee members are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee, except that members of the Nominating and Corporate Governance Committee are appointed by the independent members of the Board.

Audit Committee.   The function of the Audit Committee, as more fully set forth in its charter, is to assist the Board in fulfilling its responsibility to oversee our financial statements, our financial reporting process and our system of internal control over financial reporting. A copy of the Audit Committee charter is included as Appendix A to this proxy statement and is also available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

The Audit Committee consists of four members, Dr. Diekman, Mr. Loucks, Dr. Trice and Mr. Singer, its Chairman. Dr. Trice was appointed to serve on the Audit Committee effective as of April 28, 2006. The Board has determined that each of the Audit Committee members is independent within the meaning of the NASD listing standards, applicable SEC regulations and our Corporate Governance Guidelines and has the financial literacy required by the NASD listing standards. The Board has also determined that Mr. Singer is qualified as an “audit committee financial expert” within the meaning of applicable SEC regulations and has the accounting and related financial sophistication required by NASD listing standards. The Audit Committee held four meetings during 2005. The Audit Committee Report for 2005 is included below.

Compensation Committee.   The Compensation Committee consists of three members, Dr. Berg, Dr. Desmond-Hellmann and Mr. Young, its Chairman. Dr. Desmond-Hellmann was appointed to serve on the Compensation Committee effective as of February 15, 2006. Each of the members of the Compensation Committee is independent within the meaning of the NASD listing standards. The functions of the Compensation Committee, as more fully set forth in its charter, are to oversee our compensation policies generally, evaluate senior executive performance and oversee and determine compensation for senior executives, including our Founder, Chairman and Chief Executive Officer. A copy of the Compensation Committee charter is included as Appendix B to this proxy statement and is also available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. The Compensation Committee held four meetings during 2005. The Compensation Committee Report for 2005 is included below.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee consists of two members, Mr. Young and Dr. Diekman, its Chairman. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the NASD listing standards. As more fully set forth in its charter, the Nominating and Corporate Governance Committee is responsible for searching for and identifying director nominees and recommending them to the Board for election, recommending directors for appointment to the Board committees, establishing criteria for Board membership, evaluating the Board and its committees at least annually and recommending any proposed changes to the Board. In addition, the Nominating and Corporate Governance Committee is responsible for developing, evaluating the adequacy of and overseeing compliance with our Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommending any proposed changes to the Board. A copy of the Nominating and Corporate Governance Committee charter is included as Appendix C to this proxy statement and is also available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. Our Corporate Governance Guidelines are available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. The Nominating and Corporate Governance Committee held eleven meetings in 2005.

Perlegen Oversight Committee.   Transactions between Perlegen Sciences, Inc. and Affymetrix are overseen by a committee of the Affymetrix Board of Directors, whose members are Mr. Loucks, Dr. Desmond-Hellmann and Dr. Trice. None of these individuals hold positions with or securities of Perlegen. Drs. Desmond-Hellmann and Trice were appointed to serve on the Perlegen Oversight Committee effective as of April 28, 2006. Mr. Loucks previously was the sole member of the Perlegen Oversight Committee and held four meetings with members of Affymetrix executive management during 2005. Please see “Certain Transactions—Perlegen Sciences, Inc.” for a discussion of our relationship with Perlegen.

How are nominees for the Board selected?

The Nominating and Corporate Governance Committee makes a periodic assessment of the Board and Board members. In making its assessment and in identifying and evaluating director nominees, the Committee will consider the membership criteria described below, taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations or NASD listing requirements, as well as the current challenges and needs of the Board and Affymetrix. The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating director nominees including referrals from current directors, recommendations by stockholders and input from third party executive search firms. In evaluating director nominees, the Nominating and Corporate Governance Committee evaluates all candidates under consideration, as it deems appropriate.

The Nominating and Corporate Governance Committee charter requires the Committee to establish criteria for Board and committee membership which are as follows:

•       personal characteristics:

•        a reputation for the highest personal and professional ethics, integrity and values;

•        an inquiring and independent mind; and

•        practical wisdom and mature judgment;

•       experience at the policy-making level in business, government, education, technology or public interest;

•       expertise that is useful to Affymetrix and complementary to the background and experience of other Board members;

•       willingness to devote the required amount of time to perform the duties and responsibilities of Board membership;

•       commitment to serve on the Board over a period of several years to develop knowledge about our principal operations;

•       willingness and capacity to represent the best interests of all stockholders and objectively appraise management performance; and

•       absence of involvement in activities or interests that create a conflict with the director’s responsibilities to Affymetrix and its stockholders.

Will the Nominating and Corporate Governance Committee consider director candidates nominated by stockholders?

Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to the Corporate Secretary specifying the nominee’s name and qualifications for Board membership and providing confirmation of the nominee’s consent to serve as a director. Following verification of the stockholder status of the person submitting the recommendation, all properly submitted recommendations are brought to the attention of the Nominating and Corporate Governance Committee at a regularly scheduled Committee meeting. Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws.

If a stockholder properly recommends a director nominee, the Nominating and Corporate Governance Committee will give due consideration to that nominee and will use the same criteria used for evaluating other director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors may do so by writing to: Affymetrix, Inc., Attention: Board of Directors, 3420 Central Expressway, Santa Clara, CA 95051 or by electronic mail to: Affymetrix_BoardOfDirectors@affymetrix.com.

The Board has approved a process for handling correspondence received by us and addressed to the members of the Board. Under that process, the Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of the correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Does Affymetrix have a Code of Ethics?

We strive to foster a culture of honesty, integrity and accountability. Our Code of Business Conduct and Ethics sets forth our key guiding principles, policies and procedures for employment at Affymetrix. The Code is applicable to all our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. Additional policies, procedures and guidelines applicable to our employees can be found in our Compliance Manual. The Code of Business Conduct and Ethics is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. Stockholders may request a copy of the Code of Business Conduct and Ethics by sending an email request to investor@affymetrix.com. Waivers of the Code for executive officers and directors may be granted only by the Board and will promptly be disclosed to our stockholders. Waivers of the Code for other employees may only be granted by our General Counsel. Amendments to the Code must be approved by the Board and amendments of the Code applicable to the Chief Executive Officer and senior executive officers will also be promptly disclosed to our stockholders.

How are directors compensated?

Cash.   Each non-employee director receives an annual cash retainer fee of $30,000 per year. Non-employee directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual fee of $10,000, with the chairman of each of these committees receiving an additional $3,000. Non-employee directors who serve on the Audit Committee receive an additional annual fee of $15,000, with the chairman receiving an additional $5,000. Additionally, in 2005, Dr. Berg received $30,625 as Board liaison to the Scientific Advisory Board.

Options.   Under our Amended and Restated 1996 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan, which expired on March 27, 2006, each new director, who is neither an officer nor an employee, upon election received an option to purchase 20,000 shares. Each of these options vests at the rate of one-half of the number of shares covered by the option on each of the first two anniversaries of the date of grant so long as the director is serving on the Board on each vesting date. In addition, under the Directors’ Plan, on the date of the first Board meeting immediately following each annual stockholders meeting, each non-employee director was granted an option to purchase 10,000 shares, which vests in full one year after the date of grant. The exercise price of all options granted under the Directors’ Plan was the fair market value of the common stock at the date of grant. Any future equity awards to the non-employee directors will be made under the Company’s Amended and Restated 2000 Equity Incentive Plan as determined by the Compensation Committee.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

Our bylaws provide for a Board consisting of at least six but not more than eleven directors. The term of office of all of our current directors will expire at the 2006 annual meeting. Eight directors are to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below, each of whom is currently a director and each of whom has consented to serve if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Affymetrix is not presently aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

The names of the nominees, and certain information about them as of the record date, are set forth below. The nominees were selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

Name	Age	Principal Occupation	Director Since
Stephen P.A. Fodor, Ph.D.	52	Founder, Chairman and Chief Executive Officer of Affymetrix, Inc.	1993
Paul Berg, Ph.D.	79	Cahill Professor in Cancer Research and Biochemistry, Emeritus, Director, Beckman Center, Emeritus Stanford University Medical School	1993
Susan D. Desmond-Hellmann, M.D., M.P.H.	48	President, Product Development, Genentech, Inc.	2004
John D. Diekman, Ph.D.	63	Managing Partner, 5AM Ventures	1993
Vernon R. Loucks, Jr.	71	Chairman, The Aethena Group, LLC; Former Chairman and Chief Executive Officer, Baxter International, Inc.	1993
Robert H. Trice, Ph.D.	59	Senior Vice President, Business Development, Lockheed Martin Corporation	2006
David B. Singer	43	Principal, Maverick Capital, Ltd.	1993
John A. Young	73	President and Chief Executive Officer (Retired), Hewlett-Packard Company	1993

Stephen P.A. Fodor, Ph.D., is our Founder, Chairman and Chief Executive Officer. Dr. Fodor has served as a director since 1993, Chief Executive Officer since 1997 and Chairman since 1999. At various times between 1993 and 1997, Dr. Fodor served as President, Chief Operating Officer and Chief Technology Officer. Dr. Fodor was Vice President and Director of Physical Sciences at the Affymax Research Institute from 1989 to 1993. Dr. Fodor is also a founder and the Chairman of the Board of Perlegen Sciences, Inc. (“Perlegen”), a genomics company formed in September 2000 by the Company and currently partly owned by the Company. Dr. Fodor also serves as director of Sunesis Pharmaceuticals, Inc., and a Trustee of the Carnegie Institution of Washington.

Paul Berg, Ph.D., has served as a director since 1993. Dr. Berg is Cahill Professor of Cancer Research and Biochemistry, Emeritus and Director, Emeritus of the Beckman Center for Molecular and Genetic Medicine at the Stanford University School of Medicine. He received the Nobel Prize in Chemistry in 1980 and the National Medal of Science in 1983 and is a member of the National Academy of Sciences, the Royal Society, London, and the French Academy of Sciences. Dr. Berg also serves as the Board liaison to our Scientific Advisory Board. Dr. Berg also serves as a director of Gilead Sciences, Inc. and is on the Advisory Board of DNAX Research Institute, a subsidiary of Schering-Plough Corp. Dr. Berg is also a member of the Scientific Advisory Boards of Perlegen and Burrill & Company.

Susan D. Desmond-Hellmann, M.D., M.P.H., has served as a director since 2004. Dr. Desmond-Hellmann is President, Product Development at Genentech, Inc. Dr. Hellmann joined Genentech in 1995 as a clinical scientist, was named Chief Medical Officer in 1996, and became executive vice president, Development and Product Operations, in 1999. Prior to joining Genentech, Dr. Hellmann was associate director of clinical cancer research at Bristol-Myers Squibb’s Pharmaceutical Research Institute.

John D. Diekman, Ph.D., has served as a director since 1993. Dr. Diekman has served as a managing partner of 5AM Ventures, a life sciences investment partnership, since August 2002. From June 1998 until July 2002, Dr. Diekman served as a managing director of Bay City Capital, a life sciences merchant bank. Dr. Diekman served as Chairman of the Company from 1993 to August 1999 and served as Vice Chairman from July 1999 to December 1999. Dr. Diekman served as Chief Executive Officer of the Company from July 1995 to March 1997. Prior to such time, Dr. Diekman served as President and Chief Operating Officer of Affymax N.V. from 1991 to March 1995 and as Chairman of the Board of Affymax from 1994 to July 1995.

Vernon R. Loucks, Jr. has served as a director since 1993. Mr. Loucks has served as Chairman of The Aethena Group, LLC, a private equity firm, since January 2001. From January 2003 to November 2003, Mr. Loucks served as Chief Executive Officer of Segway LLC, a company providing solutions to short-distance travel. From February 1998 through December 2000, Mr. Loucks served as Chairman of InLight, Inc. Mr. Loucks served as Chief Executive Officer of Baxter International, Inc. from 1980 to December 1998 and Chairman of Baxter from 1980 to December 1999. Mr. Loucks also serves as a director of Anheuser-Busch Companies, Inc., Emerson Electric Co. and Edwards Lifesciences Corporation.

David B. Singer has served as a director since 1993. Mr. Singer is a principal of Maverick Capital, Ltd., an investment adviser to private investment funds, since December 2004. From February 2004 to July 2005, Mr. Singer served as Chairman of the Board of Oscient Pharmaceuticals Corporation, a company formed through the merger of GeneSoft Pharmaceuticals, Inc. and Genome Therapeutics Corp. Mr. Singer served as Chairman, Chief Executive Officer and a director of GeneSoft since September 1998. Mr. Singer was President and Chief Executive Officer of the Company from 1993 to June 1995 and served as Vice Chairman of the Company from July 1995 to April 1996. Mr. Singer is a founder of Corcept Therapeutics Inc. and has served as a director of Corcept Therapeutics since August 1998.

Robert H. Trice, Ph.D., has served as a director since February 2006. Dr. Trice has served as Senior Vice President for Business Development at Lockheed Martin Corporation since October 1998.

John A. Young has served as a director since 1993. Mr. Young retired as President and Chief Executive Officer of Hewlett-Packard Company in October 1992. Mr. Young serves as a director of Ciphergen Biosystems, Inc., Fluidigm Corporation, Nanosys, Inc. and Perlegen, and is a member of the National Academy of Engineering.

There are no family relationships among our directors or executive officers.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2006. Ernst & Young LLP have audited our consolidated financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. The Board, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Affymetrix and its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

Fees Paid to Ernst & Young LLP

During fiscal year 2005 and fiscal year 2004, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	Fiscal Year Ended
	December 31, 2005	December 31, 2004
Audit Fees(1)	$1,829,994	$1,721,276
Audit-Related Fees(2)	$871,575	$170,830
Tax Fees(3)	$106,057	$96,475
All Other Fees	$8,405	$40,805

(1)          Fees for audit services include fees associated with the audits of (i) our consolidated financial statements, and (ii) management’s assessment and the effectiveness of our internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. Audit fees also include amounts associated with SEC registration statements, comfort letters and consents. Fiscal 2004 audit fees have been amended from the Company’s fiscal 2004 proxy to include $75,000 of audit services which had not been billed to the Company at the time of filing the proxy.

(2)          Audit-related services consist primarily of accounting consultations on various transactions. In fiscal 2005 audit-related fees also include amounts associated with due diligence and other related services provided in connection with our acquisition of ParAllele BioSciences, Inc.

(3)          Tax fees consist primarily of tax consultation services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the Audit Committee charter, the Audit Committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Affymetrix and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Our Audit Committee charter specifies that the function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to our financial statements and our financial reporting process and our system of internal control over financial reporting. The full text of the Audit Committee charter is attached to this proxy statement as Appendix A and is available on our website at www.affymetrix.com.

Management has the primary responsibility for our financial statements and our reporting process, including our system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and an opinion on both management’s assessment and on the effectiveness of internal control over financial reporting. The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and report the results of its activities to the Board.

As part of its oversight of our financial reporting process, the Audit Committee reviewed and discussed both with management and our independent registered public accounting firm, the annual and quarterly financial statements prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), including discussions of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and discussed with the registered public accounting firm their independence from the Company. Finally, the Audit Committee has considered and concluded that the provision of audit-related and tax services, which are comprised of tax consultations, preparation of tax returns, and audit-related accounting consultations on various transactions by the independent registered public accounting firm, is compatible with maintaining the registered public accounting firm’s independence.

The Audit Committee met four times during fiscal 2005. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm and with our internal auditors, in each case without the presence of our management. The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financing reporting, and the overall quality of our financial reporting.

The members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of our Audit Committee rely without independent verification on the information provided to them and on the representations made to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that our consolidated financial statements are presented in accordance with generally accepted accounting principles or that our independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Respectfully submitted on April 21, 2006 by the members of the Audit Committee of the Board of Directors:

John D. Diekman, Ph.D.

Vernon R. Loucks, Jr.

David B. Singer, Chairman

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our shares of common stock as of March 31, 2006 by:

•       each person known to us to beneficially own more than five percent of our outstanding shares of common stock;

•       each director and nominee for director;

•       each of the officers named in the Summary Compensation Table below; and

•       all directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals named below is:  c/o Affymetrix, Inc., 3420 Central Expressway, Santa Clara, California 95051.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
Greater than 5%
AXA Financial, Inc.(3) 1290 Avenue of the Americas New York, NY 10104	9,080,397	13.47%
FMR Corp.(4) 82 Devonshire Street Boston, MA 02109	9,948,687	14.75%
OrbiMed Advisors LLC(5) 767 Third Avenue New York, NY 10017	3,459,000	5.13%
PrimeCap Management Company(6) 225 South Lake Avenue #400 Pasadena, CA 91101	5,101,100	7.57%
Vanguard Horizon Funds(7) 100 Vanguard Boulevard Malvern, PA 19355	4,673,361	6.93%
Directors and Executive Officers
Paul Berg, Ph.D.(8)	103,536	*
Barbara A. Caulfield(9)	120,000	*
Susan D. Desmond-Hellmann, M.D., M.P.H.(10)	10,000	*
John D. Diekman, Ph.D.(11)	243,048	*
Stephen P.A. Fodor, Ph.D.(12)	846,432	1.24%
Thane Kreiner, Ph.D.(13)	45,000	*
Vernon R. Loucks, Jr.(14)	58,428	*
Gregory T. Schiffman(15)	52,500	*
Susan E. Siegel(16)	424,502	*
David B. Singer(17)	36,332	*
Robert H. Trice, Ph.D.	0	*
John A. Young(18)	122,666	*
All directors and executive officers as a group (12 persons)(19)	2,062,444	2.99%

*                    Represents beneficial ownership of less than one percent of the common stock.

(1)          Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2006 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of other persons. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)          Percentage of beneficial ownership is based on 67,427,984 shares of common stock outstanding as of March 31, 2006.

(3)          AXA Financial, Inc. (“AXF”), a wholly owned subsidiary of AXA, a French holding company, as set forth in Schedule 13G reported as of December 31, 2005, AXA Investment Managers Paris, an AXA affiliate, has sole voting power with respect to 496 shares, and sole dispositive power with respect to 496 shares. AXA Equitable Life Insurance Company, a subsidiary of AXF, has sole voting power with respect to 81,652 shares and sole dispositive power with respect to 210,279 shares. Alliance Capital Management L.P. (“Alliance”), a subsidiary of AXF, has sole voting power with respect to 7,812,444 shares, shared voting power with respect to 4,800 shares, and sole dispositive power with respect to 8,869,622 shares. Alliance’s shares are held by unaffiliated third-party client accounts and managed by Alliance as investment advisor.

(4)          Represents 9,948,687 shares held by FMR Corp. through its subsidiaries, Fidelity Management & Research Company, Fidelity Growth Company Fund, Fidelity Management Trust Company, Strategic Advisers, Inc., Fidelity International Limited and Edward C. Johnson 3d. The foregoing information is based solely on representations made to us and on a review of applicable filings made by FMR Corp. with the SEC.

(5)          Represents 3,459,000 shares held by OrbiMed Advisors LLC and OrbiMed Capital LLC as investment adviser for its various accounts and by Samuel D. Isaly as a control person. The foregoing information is based solely on representations made to us by OrbiMed Advisors LLC and on a review of applicable filings made by OrbiMed with the SEC.

(6)          Represents 5,101,100 shares held by PrimeCap Management Company. The foregoing information is based solely on representations made to us by PrimeCap Management Company and on a review of applicable filings made by PrimeCap with the SEC.

(7)          Represents 4,673,461 shares held by Vanguard Horizon Funds as investment advisor for its various accounts. The foregoing information is based solely on representations made to us by Vanguard Horizon Funds and on a review of applicable filings made by Vanguard with the SEC.

(8)          Includes 40,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

(9)          Represents 120,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

(10)   Represents 10,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

(11)   Includes 77,252 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006, 85,398 shares held by John D. Diekman and Susan P. Diekman, as trustees of a revocable trust dated June 30, 1995, and 400 shares held in Mr. Diekman’s retirement account.

(12)   Includes 784,162 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

(13)   Represents 45,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

(14)   Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006 and 8,096 shares held by Mr. Loucks’ wife.

(15)   Includes 49,638 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

(16)   Includes 407,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

(17)   Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

(18)   Includes 40,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

(19)   Includes 1,603,052 shares issuable upon exercise of options exercisable within 60 days of March 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, during the year ended December 31, 2005, all executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements. This information is based solely on review of the copies of such reports furnished to us and written representations that no other reports were required.

MANAGEMENT

Our executive officers, and their ages and positions are as follows:

Name	Age	Position
Stephen P.A. Fodor, Ph.D.	52	Founder, Chairman and Chief Executive Officer
Barbara A. Caulfield	58	Executive Vice President and General Counsel
Gregory T. Schiffman	48	Executive Vice President and Chief Financial Officer
Thane Kreiner, Ph.D.	44	Senior Vice President, Marketing and Sales

Stephen P.A. Fodor, Ph.D. See “Election of Directors.”

Barbara A. Caulfield, Esq. joined us in July 2001 as Executive Vice President and General Counsel. From 1994 until June 2001, Ms. Caulfield was a partner at the law firms of Latham & Watkins and Orrick, Herrington & Sutcliffe. Previously, Ms. Caulfield served as United States District Judge for the Northern District of California from 1991 to 1994. As a partner at Orrick, Herrington & Sutcliffe, Ms. Caulfield represented Affymetrix in various legal matters. Orrick, Herrington & Sutcliffe continues to provide legal services to Affymetrix from time to time.

Gregory T. Schiffman joined us in March 2001 as Vice President, Finance and was appointed Vice President and Chief Financial Officer in August 2001. Mr. Schiffman was promoted to Senior Vice President in October 2002 and to Executive Vice President in February 2005. Prior to joining us, Mr. Schiffman was Vice President, Controller of Applied Biosystems, Inc. from October 1998. From 1987 through 1998, Mr. Schiffman held various managerial and financial positions at Hewlett Packard

Company. Mr. Schiffman serves as a director of Xenogen Corporation and Vnus Medical Technologies, Inc.

Thane Kreiner, Ph.D. joined us in June 1993 and has held various management positions at the Company. In 2002, Dr. Kreiner was promoted to Senior Vice President of Corporate Affairs and in April 2006 he became Senior Vice President of Marketing and Sales. Prior to joining the Company, Dr. Kreiner held postdoctoral research fellowships at University of California, Berkeley, and Stanford University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation we paid to our Chief Executive Officer and each of our three other executive officers during 2005, or collectively the Named Executive Officers, during fiscal years 2005, 2004 and 2003.

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year Ended 12/31	Salary($)	Bonus($)	Other Annual Compensation ($)		Restricted Stock Awards ($)	Securities Underlying Options(#)	All Other Compensation ($)(1)
Stephen P.A. Fodor	2005	568,462	—	61,486	(2)		—	14,256
Founder, Chairman and Chief	2004	542,789	560,000	19,349	(2)	—	100,000	13,794
Executive Officer	2003	475,000	400,000	—		—	—	11,794
Susan E. Siegel	2005	448,846	—	—			—	11,256
Former President(3)	2004	434,038	350,000	—			60,000	10,530
	2003	425,000	250,000	—		—	—	9,780
Barbara A. Caulfield	2005	374,231	—	69,040	(4)		—	14,256
Executive Vice President and	2004	365,000	496,420	47,406	(4)		40,000	15,354
General Counsel	2003	362,984	170,000	—		—	—	13,354
Gregory T. Schiffman	2005	347,692	—	—			—	11,256
Executive Vice President and	2004	318,077	216,000	—		—	40,000	10,920
Chief Financial Officer	2003	297,332	135,000	—		—	—	10,170

(1)             Represents discretionary matching contributions made under our tax qualified employee savings and retirement plan commonly known as a 401(k) plan. Also includes premiums paid by us on term life insurance policies for the benefit of the named executive officers.

(2)             Represents the aggregate incremental cost associated with the personal use of private jet service for Dr. Fodor. For fiscal 2005 and 2004, the actual taxable amounts to Dr. Fodor were $16,499 and $2,876, respectively. For fiscal 2004, the amount set forth in the table includes $2,735 for tax reimbursement payment to Dr. Fodor in connection with this private jet service.

(3)             On April 19, 2006, Ms. Siegel resigned from her role as President and will continue as our President Emeritus.

(4)             Represents the use of a car service for Ms. Caulfield’s use for her daily commute to and from the Company’s headquarters. For fiscal 2005 and 2004, includes $22,404 and $15,383, respectively, for tax reimbursement payments to Ms. Caulfield in connection with this car service.

Option Grants and Exercises in Last Fiscal Year

None of the Named Executive Officers were granted stock options during the last fiscal year. The following tables set forth information regarding stock options exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of December 31, 2005, the last day of our 2005 fiscal year.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2005 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2005 Exercisable/Unexercisable($)(2)
Stephen P.A. Fodor	218,834	9,811,108	784,162 / 50,000	12,082,827 / 727,750
Susan E. Siegel	116,900	3,139,257	412,000 / 80,000	4,935,070 / 1,770,900
Barbara A. Caulfield	245,000	5,571,128	125,000 / 20,000	3,252,625 / 291,100
Gregory T. Schiffman	190,362	2,603,337	59,638 / 30,000	884,863 / 511,350

(1)          Based on the value of the common stock on the date of exercise minus the exercise price of the options multiplied by the number of shares underlying the option.

(2)          Assuming a stock price of $47.54 per share, which was the average of the high and the low trading price of a share of common stock reported on the Nasdaq National Market on December 30, 2005, the last trading day of our 2005 fiscal year.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2005, the number of options issued under our stock option plans and the number of options available for future issuance under these plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	4,642,653	$31.34	2,158,218
Equity compensation plans not approved by security holders(2)	2,120,088	$31.28	30,783
Total	6,762,741	$31.32	2,189,001

(1)          Includes the Amended and Restated 1993 Stock Plan, the Amended and Restated 1996 Non-Employee Directors Stock Option Plan, and the Amended and Restated 2000 Equity Incentive Plan.

(2)          Includes the 1998 Stock Incentive Plan, or the 1998 Stock Plan, under which shares remain available for issuance of future awards. The number set forth in column (a) includes options to purchase an aggregate of 199,282 shares outstanding under the Affymetrix/GMS 1998 Stock Plan, the Affymetrix/Neomorphic 1998 Stock Plan and the Affymetrix/ParAllele 2001 Stock Plan, each of which was assumed in connection with acquisitions by Affymetrix and under which no future awards will be issued.

Summary Description of Equity Compensation Plans Not Approved by Stockholders

1998 Stock Incentive Plan

In 1998, the Board adopted the Affymetrix 1998 Stock Incentive Plan, or the 1998 Stock Plan, under which nonqualified stock options and restricted stock may be granted to employees and outside consultants. Our directors and officers are not eligible to receive grants under the 1998 Stock Plan. Options granted under the 1998 Stock Plan expire no later than ten years from the date of grant. The option price is required to be at least 100% of the fair market value of the common stock on the date of grant. Vesting terms of options or restricted stock granted under the 1998 Stock Plan from time to time are determined by the Board.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Dr. Berg and Mr. Young served on the Compensation Committee during 2005. Dr. Desmond-Hellmann was appointed to serve on the Compensation Committee effective as of February 15, 2006. None of them is or was at any time an officer or employee of Affymetrix or any of its subsidiaries. During 2005, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed to be filed with the Securities and Exchange Commission (the “SEC”), and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Compensation Governance

The Compensation Committee (the “Committee”) of the Board of Directors of Affymetrix is responsible for approving all executive officer compensation at Affymetrix, establishing and evaluating performance-based goals for the award of compensation and administering Affymetrix’ cash-based bonus and equity-based plans. The Committee consists of three directors, Dr. Berg, Dr. Desmond-Hellmann and Mr. Young. Our members are “independent directors” (as defined under Nasdaq rules), “non-employee directors” (as defined in Rule 16b-3 promulgated under Section 16 of the Securities and Exchange Act of 1934) and “outside directors” (as defined in Section 162(m) of the Internal Revenue Code of 1986). Dr. Desmond-Hellmann was appointed to serve on the Committee effective as of February 15, 2006. We operate under a written charter approved by the Board which is attached to this proxy statement as Appendix B and can be accessed electronically at Affymetrix’ website at www.affymetrix.com. We use the services of an independent compensation consultant and look at peer group company compensation to assist us in carrying out our responsibilities and duties.

We approve all equity grants and cash compensation to executive officers, and in that regard, review the recommendations of the Chief Executive Officer as to compensation and stock grants for executive officers other than the Chief Executive Officer, along with the basis for such recommendations, including performance reviews and competitive compensation survey data. We separately evaluate the performance of the Chief Executive Officer to determine his compensation and stock grants.

Compensation Policies

We have developed, with the Board, an executive compensation philosophy, pursuant to which compensation amounts are tied to the Company’s success in meeting annual short-term and long-term performance goals and individual achievement is rewarded. We seek to offer compensation, in amounts and type, which will attract and retain highly qualified executives. The Company structures executive compensation to reflect both the technological and business achievements of the Company during the year and the individual performance and contribution of each executive to the Company’s performance for the year.

We believe that the compensation for the executive officers must be competitive with the practices of the Company’s peer group companies in order to attract and retain valuable contributors. In this regard, we review compensation and benefit surveys for biotechnology and high technology companies that compete with the Company in the recruitment of senior personnel. We also engage an independent executive compensation consultant who provides us with an additional independent perspective on executive compensation issues.

Compensation Practices

Compensation for senior management consists of (i) cash compensation, including base salary and bonus opportunity, which is based on factors such as the individual officer’s level of responsibility in the Company for meeting the Company’s strategic, technological, and financial objectives and (ii) long-term incentives afforded by equity awards. Historically, the Company has had a practice of granting stock options and is considering alternative equity awards, including restricted stock. The Company’s equity awards program is intended to align the interests of executives with the interests of the shareholders with respect to the long-term performance of the Company, and we continue to be committed to such a program going forward. Guidelines for executive equity award grants are developed through analysis of long-term incentive awards based on each individual executive’s position, responsibilities, performance and contribution to the achievement of the Company’s long-term goals and competitive equity award data from biotechnology and high technology companies. The Company is committed to including equity-based awards as a means to create incentives for employees over multi-year periods.

Chief Executive Officer’s Compensation

In determining Dr. Fodor’s 2005 compensation, we considered the policies described above, as well as Dr. Fodor’s overall compensation package relative to the effectiveness of Dr. Fodor’s leadership of the Company and the resulting success of the Company in attainment of specific strategic and financial objectives. These objectives were to achieve financial targets, including product and product related revenue, operating profit and earnings per share; grow our customer base and applications; redefine the competitive landscape via scientific leadership; accelerate innovation to market; drive standardization; and optimize our organization for sustainable growth. We believe that the total compensation of Dr. Fodor is competitive with compensation packages for chief executive officers at peer companies based on the Company’s performance in 2005.

In reviewing Dr. Fodor’s overall compensation package, we considered Dr. Fodor’s base salary and bonus opportunity, his accumulated stock option gains, the dollar value of his benefits and perquisites and the cost to Affymetrix of his compensation package in the aggregate. In 2005, Dr. Fodor’s base salary was $568,462, compared to his base salary of $542,789 in 2004. Based upon the Company’s corporate performance measured against the Company’s 2005 financial and strategic goals, Dr. Fodor did not receive a bonus payment for 2005.

Compensation of Other Executive Officers

The 2005 compensation of other executive officers of the Company also took into account the above policies, including the individual contribution of each executive to the Company’s performance during the year. With respect to cash compensation payable to its executive officers for 2005, after taking into account company performance, we targeted the Company’s total target cash compensation structure (which includes base salary plus annual bonus target) at the 75th percentile relative to peer companies. The Company’s annual bonus program is designed to reward participants based on the Company’s attainment of specified levels of financial and strategic goals as well as subjective factors related to the individual participant’s employment performance. The Company’s financial goals are based on specified targets for product and product related revenue, operating profit and earnings per share. Under the bonus program, each executive officer position has an assigned target bonus level, expressed as a percent of base salary earnings for the fiscal year. Bonus targets for the other executive officers range from 50% to 60% of their base salary earnings for the fiscal year. The potential payout of bonus compensation is based on a percentage of the executive officer’s target bonus and is dependent on the achievement of corporate financial and strategic goals and individual performance. Based upon the Company’s corporate performance measured against the Company’s 2005 financial and strategic goals, the Company did not pay bonuses to the group of Named Executive Officers for 2005. We believe compensation for the Company’s executive officers is competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses of comparable size and achieving comparable results. Our objective is to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

Perquisites and Certain Other Benefits

To remain competitive in the market for a high caliber management team, Affymetrix provides its executive officers, including the CEO, with certain fringe benefits. We periodically review fringe benefits made available to the Company’s executive officers, including the CEO, to ensure that they are in line with market practice. In this regard, we approved in 2004 the use of private jet service for business and personal travel by the CEO at an annual cost not to exceed $150,000, and we continue to believe such benefit is appropriate. We also approved in 2004 the use of a car service for its General Counsel for use in connection with her daily commute to and from the Company’s headquarters, at an annual cost (prior to an applicable tax gross-up) not to exceed $50,000.

Deferred Compensation Plan

In December 2004, we approved the implementation of a deferred compensation plan that allows certain of the Company’s employees, including executive officers, to defer the receipt of cash compensation starting in fiscal 2005. This plan has been structured to comply with Section 409A of the Internal Revenue Code of 1986, as amended. This is not a funded plan. Other than the deferred compensation and 401(k) plans, the Company does not offer any pension plan or other retirement benefits to any executive officer.

Section 162(m)

The Company’s policy generally is to utilize available tax deductions whenever appropriate, and we, when determining executive compensation programs, consider all relevant factors, including the tax deductions that may result from such compensation. Stock options granted under our stock plans generally are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of non-performance-based compensation paid to certain covered employees that exceeds $1 million in any year. The Board of Directors believes that the best interests of the Company and its stockholders are served by executive compensation programs which encourage and promote the Company’s principal compensation objective, enhancement of shareholder value, and permit us to exercise discretion in the design and implementation of compensation packages. Accordingly, the Company may from time to time pay compensation to its executive officers that may not be fully deductible. We will continue to review the Company’s executive compensation plans periodically to determine what changes, if any, should be made as the result of the limitation on deductibility.

Paul Berg, Ph.D.
Susan D. Desmond-Hellmann, M.D., M.P.H.(1)
John A. Young, Chairman

(1)          Dr. Desmond-Hellmann joined the Compensation Committee on February 15, 2006.

Stock Performance Graph

The Stock Performance Graph and related disclosure are not soliciting material, are not deemed to be filed with the SEC, and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Stockholder Return Comparison

The graph below compares the cumulative total return* on our common stock for the period commencing on December 31, 2000 and ending December 31, 2005 compared to the CRSP Total Return Index for the Nasdaq National Market (U.S. companies) and the CRSP Total Return Index for the Nasdaq Pharmaceutical Stocks (SIC 283). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five-Year Cumulative Stockholder Return(*)

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Affymetrix, Inc.	100.0	50.7	30.8	33.1	49.1	64.1
Nasdaq Stock Market (U.S. Companies)	100.0	79.3	54.8	82.0	89.2	91.1
Nasdaq Pharmaceuticals Stocks (SIC 283)	100.0	85.2	55.1	80.7	86.0	94.7

*                    Assumes $100 invested on December 31, 2000 in our common stock and in each index listed above. The total return for our common stock and the indices used assumes the reinvestment of dividends, even though dividends have never been declared on our common stock.

CERTAIN TRANSACTIONS

In accordance with NASD listing standards, the Board conducts an appropriate review of all related party transactions required to be disclosed in this proxy statement for potential conflicts of interest situations on an ongoing basis and, all such transactions are approved by the Nominating and Corporate Governance Committee.

Extension of Credit

In July 2001, we made an extension of credit to Ms. Caulfield, our Executive Vice President and General Counsel, of up to $1.2 million in connection with her joining the Company. After this extension of credit was made, federal legislation was enacted prohibiting such extension of credit to executive officers and, accordingly, no future extensions of credit will be made by the Company to our executive officers, although the Company continues to honor its contractual obligations under the pre-existing extension of credit. In January 2004, Ms. Caulfield drew down the amount of $1.2 million under this extension of credit. Repayment is due on the earlier of January 2008 or the date Ms. Caulfield leaves the Company. Interest accrues at the IRS imputed rate of 3.5% and is payable by Ms. Caulfield starting this year.

Director and Executive Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Change in Control and Severance Plan

The Company has a change in control and severance plan that provides for the treatment of outstanding options and the receipt of severance benefits for employees and directors in the event of a transaction resulting in a change of control.

Under the plan, we are required to take any one or more of the following actions with respect to outstanding options in connection with a change of control:

•       provide that the options shall be assumed, or equivalent options substituted, by the acquiring or succeeding corporation;

•       following notice to the holders, provide that all of the unexercised options will become fully exercisable prior to the change of control and will terminate prior to the change of control to the extent unexercised; and/or

•       if, under the terms of the transaction, our stockholders are to receive cash for their shares, provide that all option holders be cashed out by receiving a cash payment equal to the difference between the amount received by stockholders and the exercise price of such option.

Under certain circumstances, an employee who is terminated in connection with, or within 12 months following, a change of control will receive the full value of any unvested options as though vested as well as severance payments ranging from 3 months’ salary to 18 months’ salary (depending on the employee level), together with continued health benefits for the same period of time. To the extent that the law of the jurisdiction in which the employee is employed requires certain treatment with respect to options of employees who are terminated in connection with or within 12 months following a change of control, the employee will be entitled to the more beneficial treatment provided by the plan or applicable law.

The plan may be amended by the Board at any time prior to a change of control.

Perlegen Sciences, Inc.

Perlegen Sciences, Inc. is engaged in the business of scanning human genomes in an effort to identify variations and patterns within the human genome to discover genetic characteristics associated with disease, identify responsiveness to drug therapy and to create targeted medicines. We formed Perlegen in 2000 as a wholly-owned subsidiary and spun it off in March 2001 in a private equity financing which raised approximately $101 million. Following several subsequent rounds of private equity financings by Perlegen and our sale of a portion of our Perlegen shares to third parties for cash, our ownership interest, including that of our affiliates, was approximately 25% as of December 31, 2005. On April 7, 2006, Perlegen announced that it filed a registration statement with the Securities and Exchange Commission in connection with its proposed initial public offering. We also have certain commercial and licensing arrangements with Perlegen which are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Dr. Fodor, our chairman and CEO, also serves as chairman of Perlegen, and he holds shares representing approximately 0.84% of Perlegen’s stock. We have the right to name two representatives to the Perlegen board of directors, and these positions are currently occupied by Dr. Fodor and Mr. Young, both members of our board of directors. Dr. Berg, who is another of our directors, is a member of Perlegen’s scientific advisory board. Dr. Maxine F. Singer, who is the mother of Affymetrix director David B. Singer, is a member of Perlegen’s board of directors. Mr. Young, Dr. Berg and Dr. Maxine F. Singer receive customary fees and hold options to purchase Perlegen stock as a result of their positions with Perlegen. Dr. Diekman and Dr. Berg, both members of our board of directors, each serve as trustees of separate trusts that invested an aggregate of approximately $577,000 in the private rounds of Perlegen financings in 2001, 2003 and 2005. Transactions between Perlegen and Affymetrix are overseen by a committee of the Affymetrix board of directors, whose members are Mr. Loucks, Dr. Desmond-Hellmann and Dr. Trice. None of these individuals hold positions with or securities of Perlegen.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders which are intended to be included in our proxy statement for our 2007 annual meeting must be received by us no later than January 10, 2007 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2007 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to the Secretary at the our principal executive offices not less than 75 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 75 days after the anniversary date). Therefore, we must receive notice of such proposal for the 2007 annual meeting no later than April 1, 2007. If the notice is received after April 1, 2007, it will be considered untimely and we will not be required to present it at the 2007 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
BARBARA A. CAULFIELD
Secretary
May 10, 2006

APPENDIX A

Affymetrix, Inc.
Audit Committee Charter

1.0          Organization

This charter governs the operations of the Audit Committee. The committee shall review the charter and conduct a self-evaluation at least annually and communicate the results to the Nominating and Corporate Governance Committee. The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence and experience requirements of NASDAQ and the Sarbanes-Oxley Act. At least one member shall qualify as an “audit committee financial expert”, as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”), and shall possess the experience or background required by the rules and regulations of the NASDAQ. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chair of the Audit Committee.

2.0          Statement of Policy

The Audit Committee shall exist as a committee of the Board of Directors to assist it in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others for the Company’s financial statements and the financial reporting process and the systems of internal accounting and financial controls. In so doing, it is the responsibility of the committee to maintain free and open communication among the committee members, the independent registered public accounting firm, the internal auditors and management of the Company and take such actions as it deems appropriate in discharging its oversight role.

3.0          Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent registered public accounting firm is responsible for auditing those financial statements and annually auditing management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The committee should take the appropriate actions to meet the specific responsibilities outlined below and to promote quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may change them as appropriate, provided that any such changes will be consistent with the requirements of the Sarbanes-Oxley Act, the rules and regulations of the SEC and the NASDAQ, and all applicable accounting guidelines and standards.

•       The committee shall have a clear understanding with management and the independent registered public accounting firm that the independent registered public accounting firm is ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders. The committee shall assess the independence of the registered public accounting firm based upon (a) its review of the formal written statement of the registered public accounting firm delineating all relationships between the registered public accounting firm and the Company as required by the Independence Standards Board Standard 1 and (b) its discussion with the registered public accounting firm of any relationships or services that may impact their objectivity and independence. The committee shall take or recommend that the full Board take appropriate action to oversee the independence of the outside registered public accounting firm.

•       Annually, the committee shall review financial management’s recommendation with respect to changes in the independent registered public accounting firm and bring a full recommendation to the Board regarding the selection of the Company’s independent registered public accounting firm (subject, if applicable, to stockholder ratification). The committee shall have the ultimate authority and responsibility to evaluate and, when appropriate, recommend to the Board the replacement of the independent registered public accounting firm.

•       The committee has the sole authority to appoint, retain, oversee, compensate and terminate the independent registered public accounting firm of the Company (subject, if applicable, to stockholder ratification), including sole authority to approve all audit engagement fees and terms and permissible non-audit services to be provided by the independent registered public accounting firm. The committee shall also be responsible for the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. The committee shall pre-approve the audit services and non-audit services before an accountant is engaged to render such services to be provided by the Company’s independent registered public accounting firm. The committee may consult with management in the decision making process, but may not delegate this authority to management. The committee may delegate its authority to pre-approve services to one or more committee members, provided that such designees present any such approvals to the full committee at the next committee meeting.

•       The committee shall ensure the regular and timely rotation of the lead and concurring (or reviewing) audit partners of the independent registered public accounting firm and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

•       The committee shall discuss with financial management and the independent registered public accounting firm the overall scope and plans for their respective annual audits including the adequacy of staffing and compensation.

•       The committee shall discuss with financial management and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk where material financial exposure exists.

•       The committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent registered public accounting firm under generally accepted standards including SAS 61. The committee shall have the opportunity to meet as often as may be deemed necessary or appropriate in its judgment with the independent registered public accounting firm in a private session without management present to discuss the results of their annual audit.

•       The committee shall review with management and the independent registered public accounting firm the interim financial statements in the Company’s Quarterly Reports on Form 10-Q prior to their filing with the SEC. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent registered public accounting firm under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purpose of this review.

•       The committee shall review with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgments about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The committee shall recommend to the Board whether, based on the discussions and reviews outlined above, the financial statements should be included in the annual report and the Form 10-K.

•       The committee shall review and discuss with management and the auditors a report from the auditors of (a) all critical accounting policies and practices to be used by the Company, (b) all alternative accounting treatments of financial information permitted within GAAP for policies and practices related to material items that have been discussed with management, including the ramifications of using such alternative treatments and disclosures and the treatment preferred by the independent registered public accounting firm; (c) any accompanying management letters, schedules of unreported differences or other material written communications between the independent registered public accounting firm and management; (d) any significant changes in the accounting policies and practices of the Company and (e) any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports.

•       The committee shall prepare a report for inclusion in the Company’s proxy statement for its annual meeting of stockholders, as required by SEC rules and regulations.

•       At least annually, the committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan.

•       The Audit Committee shall establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•       The committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent registered public accounting firm to meet with any members of, or advisors to, the committee. The Company shall provide appropriate funding, as determined by the committee, for compensating any such advisers engaged by the committee, for compensating the Company’s independent registered public accounting firm and for ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

•       The committee shall meet as often as may be deemed necessary or appropriate in its judgment, either telephonically or in person. In addition, the members of the committee shall meet without management in regular executive sessions with other independent directors.

•       At least annually, the committee shall review and assess the adequacy of this charter and, to the extent required by the SEC rules and regulations, cause the Company to publicly file this charter, as then constituted.

APPENDIX B

Affymetrix, Inc.
Compensation Committee Charter

Purpose

The Compensation Committee is chartered by the Board of Directors of the Company to:

•       oversee the Company’s compensation and benefits policies generally;

•       evaluate senior executive performance;

•       oversee and set compensation for the Company’s senior executives; and

•       prepare the report on executive compensation that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Membership

The Compensation Committee shall consist of at least two members who are independent directors, meeting the independence requirements of NASDAQ. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Compensation Committee annually and as vacancies or newly created positions occur. Compensation Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chair of the Compensation Committee.

Authority and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the Compensation Committee is responsible for the following matters.

Compensation Policies

•       The Compensation Committee shall review and approve the Company’s compensation and benefits policies generally (subject, if applicable, to shareholder ratification), including reviewing and approving any incentive-compensation plans and equity-based plans of the Company. In reviewing such compensation and benefits policies, the Compensation Committee may consider the recruitment, development, promotion, retention and compensation of senior executives and other employees of the Company and any other factors that it deems appropriate. The Compensation Committee shall report the results of such review and any action it takes with respect to the Company’s compensation and benefits policies to the Board.

Executive Compensation

•       The Compensation Committee shall review and approve for each of the Company’s senior executives his or her (i) annual base salary level, (ii) annual incentive compensation, (iii) long-term incentive compensation, (iv) employment, severance and change-in-control agreements, if any, and (v) any other compensation, ongoing perquisites or special benefit items. In so reviewing and approving executive compensation, the Compensation Committee shall, among other things:

•        apply corporate goals and objectives relevant to executive compensation;

•        evaluate each executive’s performance in light of such goals and objectives and set each executive’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation); and

•        determine any long-term incentive component of each executive’s compensation based on awards given to such executive in past years, the Company’s performance, shareholder return and the value of similar incentive awards at comparable companies and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•       The Compensation Committee shall report the results of such review and any action it takes with respect to the compensation of the Company’s senior executives to the Board.

•       The Compensation Committee may delegate to one or more officers of the Company the authority to make grants and awards of stock rights or options to any non-Section 16 officer of the Company under such of the Company’s incentive-compensation or other equity-based plans as the Compensation Committee deems appropriate and in accordance with the terms of such plans and guidelines previously approved by the committee.

Director Compensation

•       The Compensation Committee shall review and recommend to the full Board for action compensation (including stock option grants and other equity-based compensation) for the Company’s directors. In so reviewing and approving director compensation, the Compensation Committee shall, among other things:

•        evaluate director compensation;

•        consider the performance of the Board as evaluated by the Nominating and Corporate Governance Committee and set director compensation based on such evaluation and other factors the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation); and

•        determine any long-term incentive component of director compensation based on the awards given to directors in past years, the Company’s performance, shareholder return and the value of similar incentive awards relative to such targets at comparable companies and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

Management Succession

•       The Compensation Committee shall, in consultation with the Company’s CEO, periodically review and report to the Board on the Company’s management succession planning including policies for CEO selection and succession in the event of the incapacitation, retirement or removal of the CEO, and evaluations of, and development plans for, any potential successors to the CEO.

Disclosure

•       The Compensation Committee shall prepare the report on executive compensation that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Reporting to the Board

•       The Compensation Committee shall report to the Board at each Board meeting. This report shall include a review of any recommendations or issues that arise with respect to Company compensation and benefits policies, executive compensation, management succession planning and any other matters that the Compensation Committee deems appropriate or is requested to be included by the Board.

•       At least annually, the Compensation Committee shall evaluate its own performance and report to the Nominating and Corporate Governance Committee on such evaluation.

•       The Compensation Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.

Procedures

The Compensation Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter. The Chairman of the Compensation Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter. No senior executive should attend that portion of any meeting where such executive’s performance or compensation is discussed, unless specifically invited by the Compensation Committee. Under NASDAQ rules, meetings to determine the compensation of the CEO must be held in executive session. Meetings to determine the compensation of Section 16 officers other than the CEO may be attended by the CEO, but the CEO may not vote on these matters.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or senior executive compensation, including sole authority to approve all such compensation consultant’s fees and other retention terms.

The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in the best interests of the Company.

APPENDIX C

Affymetrix, Inc.
Nominating and Corporate Governance Committee Charter

Purpose

The Nominating and Corporate Governance Committee (the “Committee”) is created by the Board of Directors of the Company to:

•       identify individuals qualified to become Board members, and recommend to the Board director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•       recommend directors for appointment to Board committees;

•       evaluate Board performance;

•       develop and evaluate on an ongoing basis the Corporate Governance Guidelines and Code of Business Conduct and Ethics of the Company and oversee compliance with such Guidelines and Code; and

•       recommend the Corporate Governance Guidelines and Code of Business Conduct and Ethics to the Board.

Membership

The Committee shall consist of at least two members who are independent directors, meeting the independence requirements of NASDAQ. The majority of which shall be independent members. Committee members shall be appointed by the Board and may be removed by the Board at any time. The Committee shall recommend to the Board, and the Board shall designate, the Chair of the Committee.

Authority and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is responsible for the following matters:

Board/Committee Nominees

•       The Committee shall oversee searches for and identify qualified individuals for membership on the Company’s Board of Directors.

•       The Committee shall establish criteria for Board and Board committee membership, including director independence, and shall recommend individuals for membership on the Company’s Board of Directors and directors for appointment to the committees of the Board. In making its recommendations, the Committee shall:

•        review candidates’ qualifications for membership on the Board or a committee of the Board (including making a specific determination as to the independence of each candidate) based on the criteria established by the Committee (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NASDAQ rules for audit committee membership purposes);

•        in evaluating current directors for re-nomination to the Board or re-appointment to any Board committees, assess the performance of such director;

•        periodically review the composition of the Board and its committees in light of the current challenges and needs of the Board and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, skills, background and experience;

•        consider rotation of committee members and committee Chairs; and

•        consider any other factors that are set forth in the Company’s Corporate Governance Guidelines or are deemed appropriate by the Committee.

Evaluating the Board and Its Committees

•       At least annually, the Committee shall lead the Board in a self-evaluation to determine whether it and its committees are functioning effectively. The Committee shall evaluate all other committees. The Committee shall oversee the evaluation process and report on such process and the results of the evaluations, including any recommendations for proposed changes, to the Board. The Committee shall conduct periodic review of the committee charters and recommend any changes to the Board.

•       The Committee shall periodically review the size and responsibilities of the Board and its committees and recommend any proposed changes to the Board.

Corporate Governance Matters

•       The Committee shall develop and recommend to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics for the Company. At least annually, the Committee shall review and reassess the adequacy of such Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommend any proposed changes to the Board.

•       The Committee shall be responsible for any tasks assigned to it in the Company’s Corporate Governance Guidelines.

•       The Committee shall oversee compliance with the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and report on such compliance to the Board. The Committee shall also review and consider any requests for waivers of the Company’s Corporate Governance Guidelines or Code of Business Conduct and Ethics for the Company’s directors, executive officers and other senior financial officers, and shall make a recommendation to the Board with respect to such request for a waiver.

•       The Committee shall review potential conflicts of interest involving directors and shall determine whether such director or directors may vote on any issue as to which there may be a conflict.

Reporting to the Board

•       The Committee shall report to the Board at each Board meeting. This report shall include a review of any recommendations or issues that arise with respect to Board or committee nominees or membership, Board performance, corporate governance or any other matters that the Committee deems appropriate or is requested to be included by the Board.

•       At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation.

•       The Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

Procedures

The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter. The Chair of the Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings and shall set meeting agendas consistent with this charter.

The Committee has the sole authority to retain and terminate any search firm assisting the Committee in identifying director candidates, including sole authority to approve all such search firm’s fees and other retention terms.

The Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate and in the best interests of the Company.

AFFYMETRIX, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

JUNE 15, 2006

The undersigned stockholder of Affymetrix, Inc., revoking all prior proxies, hereby appoints Barbara A. Caulfield and Stephen P. A. Fodor and each of them, with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock held of record by the undersigned on April 20, 2006, at the Annual Meeting of Stockholders of the Company to be held on June 15, 2006 beginning at 4:00 p.m., local time, at 3380 Central Expressway, Santa Clara, California and any adjournments or postponements.

CHECK HERE FOR ADDRESS CHANGE  ☐

NEW ADDRESS:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

☒	Please mark votes as in this example.
		VOTE FOR ALL NOMINEES (EXCEPT AS DIRECTED TO THE CONTRARY)	VOTE WITHHELD FROM ALL NOMINEES
Proposal 1:	To elect as directors, to hold office until the next annual meeting of stockholders and until their successors are elected, the eight nominees listed to the right.	☐	☐	Nominees:	Stephen P.A. Fodor, Ph.D. Paul Berg, Ph.D. Susan D. Desmond-Hellmann, M.D., M.P.H. John D. Diekman, Ph.D. Vernon R. Loucks, Jr. David B. Singer Robert H. Trice, Ph.D. John A. Young

INSTRUCTIONS: To withhold vote for any individual nominee, write the nominee’s name below

Proposal 2:	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS RELATING TO THE ANNUAL MEETING.

			Date ___________ , 2006	Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.
Signature (title, if any)		Signature, if held jointly

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.